Exhibit 10.1
Mr. Wes Crews
March 31, 2009
Dear Wes,
On behalf of Health Grades, Inc., we are pleased to have you join our company as Chief Operating Officer, effective April 20, 2009. Outlined below are the terms of your employment:
At-Will Employment: At-will employment means that you are not employed by Health Grades for any fixed term. Just as you have the right to terminate your employment at Health Grades for any reason; Health Grades has the right to terminate your employment relationship at any time, and for any reason, in the sole discretion of Health Grades.
Base Compensation: $250,000 annual salary, payable bi-weekly as part of HealthGrades’ normal payroll cycle.
2009 Cash Bonus: $30,000, payable in two equal installments of $15,000 on September 30, 2009 and December 31, 2009, respectively.
2009 Incentive Compensation Potential: Paid out annually based on your individual Incentive Compensation Plan (the “Plan”) as determined by the Compensation Committee of the Board of Directors. In addition, please note that this Plan is typically revised annually. Any modifications to the Plan are at the sole discretion of HealthGrades and the Compensation Committee of the Board of Directors. The total incentive compensation for 2009 will be up to 40% of Base Compensation based upon achievement of the Company’s 2009 total revenue budget.
Restricted Shares of Company Stock (Time Vesting Shares): You will receive 100,000 restricted shares. These shares will be awarded on May 1, 2009. Vesting will begin on the date of the award as follows: 10% one year from date of award (equal to 10,000 shares), 20% two years from date of award (equal to 20,000 shares with a resulting cumulative vested share balance of 30,000 shares), 30% three years from date of award (equal to 30,000 shares with a resulting cumulative vested share balance of 60,000 shares) and 40% four years from date of award (equal to 40,000 shares with a resulting cumulative vested share balance of 100,000 shares). Additional restricted share awards may be made in the future at the discretion of the Compensation Committee of the Board of Directors.
Restricted Shares of Company Stock (Performance Based Shares): You will receive 100,000 restricted shares. These shares will be awarded upon approval of the Compensation Committee of the Board of Directors and vesting will begin at that time. Vesting for Performance Based shares will occur as follows:
Vesting Schedule
Performance vesting in 25% increments upon achievement of:
•	Annual revenues of $60 million;
•	Annual revenues of $80 million;
•	Operating income of $18 million and 30% operating margin; and
•	Operating income of $25 million and 30% operating margin.
Upon a change in control, the Performance Based grants will vest from the grant date:
•	25% within six months of grant date;
•	50% if more than six months, but less than one year of grant date;
•	75% more than one year, but less than two years;
•	100% more than two years from grant date; and
•	100% if our stockholders receive $8.00 or more per share in connection with the change in control transaction

Paid Time Off (PTO): You will receive 26 days of accrued Paid Time Off per year. Health Grades observes and compensates full-time employees for seven (7) national holidays per year.
Severance: In the event you are terminated by HealthGrades for other than “cause”, you will be paid three months base salary. In addition, you will be paid an additional month’s base salary for each month that you have not accepted an offer of employment up to a maximum of three additional month’s base salary. “Cause” shall mean a finding by the Board of Directors that you (i) have engaged in disloyalty to Health Grades, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (ii) have disclosed trade secrets or confidential information of Health Grades to persons not entitled to receive such information, (iii) have breached any written non-competition or non-solicitation agreement between the Grantee and the Employer or (v) has engaged in such other behavior detrimental to the interests of Health Grades as the Board of Directors determines.
Note: Severance payout will be in accordance with HealthGrades’ regularly scheduled payroll cycle for the period of time the severance will run.
Other Employee Benefits: As a full-time employee, you will be eligible to participate in all other employee benefits, including 401(k) program, as described in the Employee Handbook.
We look forward to working with you. If you should have any questions, please call me at (303) 716-6535.
John J. Quattrone
Chairman, Compensation Committee of the Health Grades, Inc. Board of Directors

Offer expires on April 2, 2009